Exhibit 14.1

CODE OF ETHICS

UAN Power Corp. (the “Company” as “We”) will conduct its business honestly and ethically wherever we operate in the world.  We will constantly improve the quality of our products and operations and will create a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment.  No illegal or unethical conduct on the part of officers, directors, employees or affiliates is in the Company’s best interest.  The Company will not compromise its principles for short-term advantage.  The ethical performance of this Company is the sum of the ethics of the men and women who work here.  Thus, we are all expected to adhere to high standards of personal integrity.

Officers, directors, and employees of the Company must never permit their personal interests to conflict, or appear to conflict, with the interests of the Company, its clients or affiliates.  Officers, directors and employees must be particularly careful to avoid representing the Company in any transaction with others with whom there is any outside business affiliation or relationship.  Officers, directors, and employees shall avoid using their company contacts to advance their private business or personal interests at the expense of the Company, its clients or affiliates.  In particular:

•	Employees who deal with parties doing or seeking to do business with the Company, or who make recommendations with respect to such dealings or pass judgment upon them, shall not own any interest in or have any personal agreement or understanding with such third parties that might tend to influence the decision of the employee with respect to the business of the Company, unless expressly authorized in writing by the Company’s Chief Executive Officer after the interest, agreement or understanding has been disclosed.

•	No employee shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company expect from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

•	No employee shall do business with his or her relative on behalf of the Company unless expressly authorized in writing by the Company’s Chief Executive Officer after the relationship has been fully disclosed.

•	The requirement of freedom from conflicting interests that applies to all employees of the Company extends also to situations involving their relatives.

•	The Chief Executive Officer of the Company has the ultimate authority and responsibility to determine what remedial steps should be taken in situations involving an actual or potential conflict of interest.

 No bribes, kickbacks or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity.  Non cash gifts, favors and entertainment may be given at Company expense or accepted by Company employees from an individual or firm doing or seeking to do business with the Company only if they (i) are consistent with customary business practices and do not violate applicable law or ethical standards; (ii) are not excessive in value; (iii) cannot be construed as a bribe, payoff or improper inducement and (iv) public disclosure of the facts would not embarrass the Company or the employee.

Payments or gifts of cash (or of cash equivalents such as liquid securities) to or from an individual or firm doing or seeking to do business with the Company (including any regulatory personnel) are never permitted and may not be solicited, offered, made or accepted by Company employees.

Officers, directors and employees of the Company will often come into contact with, or have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded.  This information—whether it is on behalf of our company or any of our clients or affiliates—could include strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, and production costs, processes and methods.  Proprietary, confidential and sensitive business information about this company, other companies, individuals and entities, should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Misuse of material inside information in connection with trading in the Company’s securities can expose an individual to civil liability and penalties under the Securities Exchange Act.  Under this Act, directors, officers, and employees in possession of material information not available to the public are “insiders.” Spouses, friends, suppliers, brokers, and others outside the Company who may have acquired the information directly or indirectly from a director, officer or employee are also “insiders.”  The Act prohibits insiders from trading in, or recommending the sale or purchase of, the Company’s securities, while such inside information is regarded as “material”, or if it is important enough to influence you or any other person in the purchase or sale of securities of any company with which we do business, which could be affected by the inside information.  The following guidelines should be followed in dealing with inside information:

•	Until the material information has been publicly released by the Company, an employee must not disclose it to anyone except those within the Company whose positions require use of the information.

•	Employees must not buy or sell the Company’s securities when they have knowledge of material information concerning the Company until it has been disclosed to the public and the public has had sufficient time to absorb the information.

•	Employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the Company of which the employee is aware and which has not been publicly disclosed.

All employees who are involved in the Company’s public disclosure process are responsible for acting in furtherance of the policy that the information in the Company’s public disclosure communications, including SEC filings, be full, fair, accurate, timely, and understandable.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors.  In addition, any employee who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

Waivers

Any waiver of any provision of the Code for the Company’s executive officers or directors may be made only by its board of directors.

Reporting and Responsibilities

Any employee having information, knowledge or suspicion of any actual or contemplated activity which is or appears to be in violation of this Code shall promptly report it to the Company’s Chief Executive Officer.  If any such transaction involves an executive officer of the Company, the matter shall be reported directly to the Company’s Board of Directors.

The Company’s Chief Executive Officer has overall responsibility for matters involving the Code.  His responsibilities include providing for prompt and consistent enforcement of the Code, clear and objective standards for compliance with the Code and a fair process for determining whether violations of the Code have occurred.

Employees who make reports of suspected violations of this Code will be protected from retaliation, such as discipline or involuntary termination of employment, as a result of their reports.  With the cooperation of the employee, management will promptly investigate every reported allegation of illegal or unethical behavior, expect that the employee will not participate where he or she has made an anonymous report.

Penalties for Violations

Violation of the Code will result in appropriate, case specific, discipline which may include demotion or discharge.  Penalties may also include civil and/or criminal prosecution.